Exhibit 10.55

On September 13, 2004, the Board of Directors of Avigen, Inc. approved an arrangement whereby the Lead Independent Director of Avigen’s Board shall receive, in addition to regular payments for service rendered as a member of the Board (as described below), an additional $20,000 per year, payable quarterly, for services rendered in his or her capacity as the Lead Independent Director.  On that date, Dr. John K.A. Prendergast was designated as the Lead Independent Director.

          Each of Avigen’s non-employee directors receives a quarterly retainer of $3,000 (plus $500 for each committee meeting attended by committee members).  The members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board and committee meetings in accordance with Avigen’s policy.

          Each of Avigen’s non-employee directors also receives stock option grants under Avigen’s 1996 Non-Employee Directors’ Stock Option Plan (“Directors’ Plan”).  Only non-employee directors of Avigen are eligible to receive options under the Directors’ Plan.  Options to purchase 10,000 shares of Avigen’s common stock are automatically granted at each annual meeting of Avigen’s stockholders to each non-employee director who has served for the entire preceding year.  An option to purchase a prorated number of shares is granted each non-employee director who has served for less than the full preceding year.  In addition, each director who is elected for the first time to be a non-employee director of Avigen is automatically granted an option to purchase 15,000 shares under the Directors’ Plan upon the date of initial election to the Board whether by the Board or stockholders of Avigen.